EXHIBIT 99.1

Community West Bancshares Announces Planned Redemption of 50% of Preferred Stock

GOLETA, Calif., April 25, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), announced today that its Board of Directors has approved the redemption of 7,804 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Series A Preferred Stock) that were issued under the Troubled Asset Relief Program (TARP) Capital Purchase Program. The effective date for the planned redemption will be set after regulatory approval is obtained. The shares are being redeemed from third parties that purchased the Preferred Stock from the United States Department of the Treasury in a modified Dutch auction in December 2012. The redemption price for shares of Community West Bancshares' Series A Preferred Stock will be the stated liquidation value of $1,000 per share, plus any accrued or unpaid dividends that have been earned thereon up to, but not including, the date of redemption.

"We are pleased to be able to announce this redemption," said Martin Plourd President and Chief Executive Officer. "We believe this redemption is further indication of Community West's continued operating improvement, financial strength and appropriate capital management. Our capital ratios following the redemption will continue to exceed the requirements of our regulators and the standards for well-capitalized banks."

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd, President & CEO
         805.692.4382
         www.communitywestbank.com